Exhibit 99.1

Regency Centers Announces Common Stock Offering

JACKSONVILLE, Fla. (March 17, 2016) – Regency Centers Corporation (“Regency” or the “Company”; NYSE: REG) today announced that it plans to commence an underwritten public offering of 3,100,000 shares of its common stock subject to the forward sale agreement described below.

J.P. Morgan is acting as sole manager for the offering.

In connection with the offering of its common stock, Regency expects to enter into a forward sale agreement with an affiliate of J.P. Morgan (the “Forward Purchaser”), under which Regency will agree to sell to the Forward Purchaser the same number of shares of Regency’s common stock sold by an affiliate of the Forward Purchaser to the underwriter for sale in the underwritten public offering (subject to Regency’s right, in certain circumstances, to elect cash settlement of the forward sale agreement).

In connection with the forward sale agreement, the Forward Purchaser (or its affiliate) is expected to borrow from third-party lenders and sell to the underwriter up to 3,100,000 shares of the Company’s common stock at the close of the offering.

Settlement of the forward sale agreement will occur on one or more dates no later than approximately 15 months after the date of the prospectus supplement relating to the offering. Upon any physical settlement of the forward sale agreement, the Company will issue and deliver to the Forward Purchaser shares of the Company’s common stock in exchange for cash proceeds per share equal to the forward sale price, which will initially be the price at which the underwriter agrees to buy the shares of the Company’s common stock in the offering, and will be subject to certain adjustments as provided in the forward sale agreement. The Company may, in certain circumstances, elect cash settlement for all or a portion of its obligations under the forward sale agreement.

The Company intends to use any net proceeds that it receives upon settlement of the forward sale agreement described above or upon any issuance and sale to the underwriter of shares of the Company’s common stock in the offering to fund potential acquisition opportunities, development and redevelopment activities, repay maturing debts, and/or for general corporate purposes.

This offering is being made pursuant to an effective shelf registration statement and prospectus filed by Regency with the Securities and Exchange Commission. To obtain a copy of the prospectus supplement and related base prospectus for this offering, please contact J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions at 1155 Long Island Avenue, Edgewood, New York 11717, or by telephone at (866) 803-9204.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus supplement and related base prospectus.

About Regency Centers Corporation (NYSE: REG)

With more than 50 years of experience, Regency is the preeminent national owner, operator and developer of high-quality, grocery-anchored neighborhood and community shopping centers. The Company’s portfolio of 318 retail properties encompasses over 42.8 million square feet located in top markets throughout the United States, including co-investment partnerships. Regency has developed 221 shopping centers since 2000, representing an investment at completion of more than $3 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.

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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.